Exhibit 99.1

CONTACTS:	James R. Segreto Chief Financial Officer SPAR Group, Inc. (914) 332-4100

Roger S. Pondel / Judy Lin Sfetcu

PondelWilkinson Inc.

(310) 279-5980

SPAR GROUP REPORTS A SIGNIFICANT IMPROVEMENT IN FINANCIAL RESULTS FOR 2008 SECOND QUARTER, SIX MONTHS

TARRYTOWN, NY—July 31, 2008—SPAR Group, Inc. (NASDAQ:SGRP) today reported a significant improvement in financial results for the second quarter and six months ended June 30, 2008.

Net revenues for the 2008 second quarter rose 51% to $18.9 million from $12.5 million a year ago. The company’s operating income for the 2008 second quarter was $460,000, compared with an operating loss of $1.6 million for the second quarter of 2007. SPAR Group achieved net income of $3,000 for the 2008 three month period ended June 30, 2008, equal to breakeven per share, which included $458,000 in non-recurring litigation costs and a $170,000 tax benefit. The company recorded a net loss of $1.7 million, or $0.09 per share, for the corresponding period last year. Selling, general and administrative expenses for the 2008 second quarter decreased 12% to $4.5 million from $5.1 million a year ago.

SPAR Group reported that international revenue for the 2008 second quarter rose 52% to $10.0 million from $6.6 million last year. The division posted second quarter net income of $188,000, compared with a net loss of $390,000 for the 2007 second quarter.

Revenue in the U.S. for the 2008 second quarter increased 51% to $8.9 million from $5.9 million a year ago. SPAR Group’s U.S. operations reduced its net loss to $185,000 for the 2008 second quarter from a net loss of $1.3 million for the 2007 second quarter.

“Our domestic and international operations both experienced solid growth for the second quarter,” said Gary Raymond, SPAR Group’s president and chief executive officer. “The positive results reflect the benefits of more aggressive sales programs and closing new business opportunities, including heightened recognition of the role that SPAR Group and its services play in helping to grow clients’ businesses, particularly during the current challenging economic period.

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“Tight internal cost controls, including lower SG&A expenses, along with our revenue growth, also contributed to the profitable performance for the period. While no company is immune to the effects of today’s challenging economic environment, we remain cautiously optimistic that the programs we have put into place are working. Our entire team will remain diligent about controlling costs and continuing to actively grow our revenues.”

Robert G. Brown, chairman of the board, added, “The favorable performance reflects the underlying strengths of our entire organization, from the results we produce for our clients, to our advanced technology and our dedicated team. I also want to recognize the leadership that our chief executive officer has brought to SPAR Group since he joined the company just over a year ago in what was a smooth, seamless transition. While much work remains to be done, I am confident we are on the right track.”

For the 2008 six-month period, revenues advanced 30% to $36.4 million from $27.9 million last year. SPAR Group’s operating income was $564,000 for the six-month period compared with an operating loss of $1.9 million for the same period in 2007. The company’s net loss for the first half of 2008 decreased to $247,000, equal to $0.01 per share, from a net loss of $2.2 million, or $0.12 per share, for the 2007 comparable period. Selling, general and administrative expenses for the 2008 year-to-date period decreased to $9.2 million from $10.1 million a year ago.

International revenue for the six months ended June 30, 2008, rose 48% to $20.0 million from $13.6 million last year. Net income for the international operations was $257,000 for the first half of 2008, compared with a net loss of $508,000 in the first half of 2007.

Revenue in the U.S. for the first half of 2008 increased 14% to $16.4 million from $14.3 million in the same period a year ago. The U.S. operation reduced its loss to $504,000 for the 2008 year-to-date period, versus a net loss of $1.7 million for the first six months of 2007.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania,

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China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the continued efforts to grow revenues and control costs. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net revenues	$18,910	$12,506	$36,364	$27,919
Cost of revenues	13,719	8,757	26,203	19,255
Gross profit	5,191	3,749	10,161	8,664

Selling, general and administrative expenses	4,510	5,137	9,168	10,144
Depreciation and amortization	221	194	429	391
Operating income (loss)	460	(1,582)	564	(1,871)

Interest expense	81	93	162	181
Other expense	521	18	564	38
Loss before provision for income taxes (benefit) and minority interest	(142)	(1,693)	(162)	(2,090)
Provision for income taxes (benefit)	(185)	74	(21)	141
Income (loss) before minority interest	43	(1,767)	(141)	(2,231)
Minority interest	40	(28)	106	16
Net income (loss)	$3	$(1,739)	$(247)	$(2,247)

Basic/diluted net loss per common share:

Net loss – basic/diluted	$—	$(0.09)	$(0.01)	$(0.12)

Weighted average common shares – basic/diluted	19,137	18,934	19,150	18,934

Note: Certain reclassifications have been made to the prior period financials to conform to the current period presentation.

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$2,245	$1,246
Accounts receivable, net	13,521	13,748
Prepaid expenses and other current assets	929	975
Total current assets	16,695	15,969

Property and equipment, net	1,532	1,528
Goodwill	798	798
Other assets	1,724	1,648
Total assets	$20,749	$19,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,439	$3,631
Accrued expenses and other current liabilities	4,597	3,981
Accrued expenses due to affiliates	2,343	2,107
Customer deposits	651	580
Lines of credit	5,129	6,119
Total current liabilities	17,159	16,418

Other long-term liabilities	231	299
Minority Interest	832	676
Total liabilities	18,222	17,393

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000 Issued and outstanding shares- 89,286 – June 30, 2008	1	—
Common stock, $.01 par value:
Authorized shares- 47,000,000 Issued and outstanding shares- 19,136,865 - June 30, 2008 19,089,177 - December 31, 2007	191	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,231	11,982
Accumulated other comprehensive loss	(69)	(43)
Accumulated deficit	(9,826)	(9,579)
Total stockholders’ equity	2,527	2,550
Total liabilities and stockholders’ equity	$20,749	$19,943